The Mexico Fund, Inc. Monthly Summary Report | March 31, 2017

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."
Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions of $0.1300 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.
Highlights
Total Net Assets (million)[1]	$279.69	Daily Average Number of Shares Traded[2]	70,107
NAV per share[1]	$18.61	Outstanding Shares[3]	15,027,810
Closing price[4]	$16.40	Expense Ratio (10/31/2016)	1.74%
Premium (Discount)	-11.88%	Portfolio Turnover (10/31/2016)	19.00%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	11.41%	10.23%	-3.79%	-7.72%	0.31%	2.30%
NAV per share	11.50%	16.71%	-3.71%	-4.38%	0.66%	1.40%
MSCI Mexico Index	11.08%	17.42%	-1.46%	-4.66%	-1.64%	1.24%
Bolsa IPC Index	11.49%	18.05%	-0.50%	-4.23%	-1.76%	1.75%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During March 2017, the Fund repurchased no shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc. Monthly Summary Report | March 31, 2017

Top Ten Holdings (55.30% of Net Assets)
1 América Móvil	7.61%	6 Grupo Financiero Banorte	6.17%
2 Fomento Económico Mexicano	7.29%	7 Alfa	4.92%
3 Wal-Mart de México	7.01%	8 Grupo Financiero Santander México	3.04%
4 Grupo México	6.99%	9 Grupo Financiero Inbursa	3.02%
5 Cemex	6.38%	10 Kimberly-Clark de México	2.87%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
During March 2017, global equity markets registered mixed returns. The U.S. Federal Reserve (the "Fed") increased its overnight interest rate by 25 basis points to a range of between 0.75% and 1.00%; investors and market participants are expecting further increases in the Fed´s target interest rate during 2017. The DJIA declined 0.7% during the month while the S&P 500 remained unchanged. The U.S. 10-year Treasury note was flat during the month at 2.39%, while the U.S. dollar depreciated 0.8% (measured by the DXY Index6). The MSCI Mexico Index increased 11.1% during March 2017, driven by the Mexican peso´s appreciation of 7.4% to Ps. $18.72.
In local news, Mexico´s Central Bank ("Banxico") announced an increase in its overnight interest rate of 25 basis points to 6.50%, the highest since April 2009. In addition, Banxico transferred Ps. $322 billion (1.5% of GDP) to the Federal Government corresponding to its operational surplus during 2016. The Federal Government will use the proceeds to reduce outstanding public debt and/or decrease its financing needs and to strengthen the Government's financial position. This measure is part of the actions taken to achieve a target primary fiscal surplus of 0.5% of GDP during 2017. Lastly, the Foreign Exchange Commission held its first auction related to the currency hedging program announced on February 21, 2017. The auction was for $1 billion and resulted in solid demand. These events, together with a more optimistic perception regarding the upcoming NAFTA renegotiations, have resulted in an 8.8% appreciation of the Mexican peso since February 21, 2017.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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